UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	April 8, 2016

	Contact:	Nelli Madden
732-577-4062

UMH PROPERTIES, INC.

ANNOUNCES RETIREMENT AND APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

FREEHOLD, NJ, April 8, 2016…………..Eugene W. Landy, Chairman of the Board of UMH Properties, Inc. (NYSE:UMH) announces the retirement of Mr. Richard H. Molke from the Board of Directors. In order to fill the resulting vacancy, the Board of Directors appointed Mr. Kenneth K. Quigley, Jr. as a Class II Director for the remaining term of Class II expiring in 2017. The Board has determined that Mr. Quigley is an independent director within the meaning of the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange.

Mr. Quigley, age 58, is an attorney at law and has served as the president of Curry College, a private college in Milton, Massachusetts, since 1996. Prior to becoming president, Mr. Quigley was on the faculty at Curry College. He serves as a trustee on a number of not-for-profit groups. Mr. Quigley is an experienced public company director, having served as an independent director on the boards of several banks. Mr. Quigley was also an independent director and past chairman of the audit committee of a real estate investment trust (“REIT”).

Commenting on the announcement, Eugene W. Landy, Chairman, said, “On behalf of the Company, I would like to thank Richard Molke for his exemplary service over the past 30 years. We appreciate his sound, thoughtful guidance and insights. He has always served UMH and our shareholders with the utmost integrity, and we are grateful to Richard for having served so long and so well.”

“Ken Quigley is a respected academic leader. With his appointment, the Board of Directors recognizes his extensive management, governance, law, accounting, finance and REIT experience, making him an excellent addition to our Board.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates ninety-eight manufactured home communities containing approximately 17,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968